UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2023

Flower Turbines, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11330

Delaware	46-3784856
(State or other jurisdiction of incorporation or organization)	(Employer Identification Number)

PO Box 647 Lawrence, NY 11559	806-318-1116
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “the company” or “us” or “we” refers to  Flower Turbines, Inc.

Forward-Looking Statements

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed with the Securities & Exchange Commission on February 22, 2023, as modified by any Supplements and Amendments thereto.

ITEM 1. BUSINESS

This discussion should be read in conjunction with (1) the other sections of this Report, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the attached Financial Statements and related exhibits, and (2) our Offering Circular for our Regulation A+ offering, including, but not limited to, the sections titled "Risk Factors," and the Supplements thereto. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report and the Offering Circular.

Introduction

We design, manufacture, and sell small vertical axis wind turbines, which, compared with current small drag-type wind turbines, are more aerodynamically efficient, emit less noise and vibrations, and are aesthetically designed. We have solved the aerodynamic blade design issues that plague many of our competitors' wind turbines. Our goal is to make our sleek, innovative, and efficient small wind turbines the foundation of a large global renewable energy company. We currently offer, one, two, three, five, and six-meter high versions of our wind turbines, that can produce power ranging from tens of watts up to 10,000 watts.

Flower Turbines has been in existence since 2013, originally founded as an LLC in New York and most recently converted to Flower Turbines, Inc., a Delaware corporation. In 2019 Flower Turbines LLC completed a Regulation Crowdfunding campaign on StartEngine. In December 2019, Flower Turbines LLC became Flower Turbines, Inc., a Delaware Corporation.

The business entities are the same and all business-related materials transferred from the LLC to the new corporation. Flower Turbines, Inc. operates a wholly owned subsidiary Flower Turbines BV in the Netherlands. It addresses the EU market, which is currently more advanced than the US. Today, we are providing an opportunity to invest in Flower Turbines, Inc., the head company.

On March 27, 2019, we formed Flower Turbines B.V., a Netherlands company, to sell, install, and develop sustainable energy solutions in the European Union. In January 2020, we extended our business into the electric mobility vertical through Flower Turbines B.V.'s acquisition of a product line of charging stations, which include stationary poles, outdoor benches, and workstations, which can charge electric vehicles and other products such as mobile phones. The charging stations generate power through wind, solar, and grid energy. We outfit some of these charging stations with our wind turbines.

In the EU, we are actively selling charging systems in the electric mobility vertical which include stationary poles, outdoor benches, and workstations, which can charge electric bicycles and scooters and other products such as mobile phones. The charging poles are on-grid and off-grid with solar alone or our wind turbines and solar together.

The Current Problem

Producing clean energy in or near cities is challenging. Solar energy can be inefficient and expensive in areas without a good solar resource. As a result of the size, weight, vibrational and noise output, and aesthetic appearance of most current wind energy producing devices on the market, their installation and operation in urban and suburban settings, including parking lots and on building rooftops, is impractical or prohibited by zoning laws. In addition, in largely populated areas, the high-speed rotation of windmill blades poses safety and environmental concerns for both humans and wildlife. Where solar is more efficient, adding wind helps to balance the grid, with power at different times of the day and may lead to the need for fewer batteries.

Our Solution

We have designed small and efficient wind turbines that overcome many of these barriers, making the operation, production, and use of wind energy in urban and suburban settings viable. Our turbines offer the following advantages over many of the competing products on the market:

•	Small design

•	Significantly higher efficiency

•	Ability to cluster to reduce cost per unit installation through efficiencies of scale and obtain more energy per square meter

•	Low starting speed

•	Different sizes for different environments and spaces

•	Lower noise and vibration

•	Lower maintenance due to lower vibration

•	Beautiful and kinetic tulip design

•	Significantly lower rotational speed making them safer for humans and animals

We are currently working on various wind turbine innovations that could substantially reduce the cost of turbines, particularly in electronics and installations. We have begun to file patents in this area and it is an additional potential growth area for the company.

Our Technology

The efficiency and size of our turbines primarily results from aerodynamic science that increases the efficiency of vertical axis drag-type turbines. Our designs and technology, are the subject of various US and international patents, cover the following art:

•	Through segmenting parts of the blade’s trailing edge according to a specific formula, our design reduces aerodynamic interference on the trailing edge of the turbine after the wind strikes the blade, resulting in an increase in efficiency.

•	Through our tapered design of different degrees of cupping at different heights, which is different from the typical semicircular cup turbine, wind can enter the cups at more angles, making it easier for the turbine to begin spinning from many different wind directions.

•	Our drag vertical axis design has a cluster effect, whereby one turbine creates a wind tunnel at a specific distance from the blades that increases the velocity of the wind entering the adjacent turbine if placed within that stream, which, according to tests of up to 5 turbines, increases power output by 25% for each turbine added to a group.

•	Fluid dynamics in our designs combines internal air space, blade overlap, blade extension, blade diameter, and tip speed ratios, in a manner that we believe makes our turbines more efficient than other small wind turbines on the market. The blades and shaft have optimized air space ratios for greater efficiency so the wind is accelerated internally after it hits the first blade and before it recirculates and hits the second blade.

•	Our patent pending process for adding an aerodynamic spoiler to rooftops on which our wind turbines are installed ameliorates the problem of the building’s vertical surface which has the effect of scattering the wind force.

In addition, our turbines can reduce transmission cost, through balancing the energy grid load at times when solar systems are not generating power, thereby decreasing the operational cost while increasing power production.

Our Products

1.	One Meter Blade Tulip: On an individual pole for the ground.

2.	Eco-roof Energy Hub: A product line of installation products for combined wind and solar on roofs that (1) require no bolts to be inserted in the roof; they stay in place from balance, weight, and friction, (2) have a special design that enables the turbines to be adjusted to the vertical, and (3) are preset to take advantage of the bouquet effect (better performance when close to each other). The picture shown is for 3 small turbines on a flat roof; we have a version for 5 on a flat roof. Not shown is a system for a slanted roof that can adjust to any angle.

3.	The Survival Unit: For camping or for grid breakdowns from high winds to recharge batteries, our small turbine mounted on a cooler to be brought outside during grid breakdowns (or camping or renewable energy) to recharge batteries that can then be used for small priorities like keeping a cell phone in operation.

4.	Wind/Solar Charging Pole: Wind and solar, solar alone, or grid tied charging poles for, The small turbine on top of a fore-bikes and devices. We are in the middle of extending their use with an app and providing new versions for recreational environments, and have filed a patent for how to handle them with drones-a hot new potential market.

5.	Two Meter Blade Tulip: Great for ground and rooftop use.

6.	Three Meter Blade Tulip Expected to be produced in a batch of 1000 units for a large oil company's special off-grid needs. It will be added to our available product mix as a 1 kilowatt turbine.

7.	Five Meter Blade Tulip: For serious power needs at ground level.

8.	AL13 Power Tower: The blades are made of aluminum sheet metal and are Power Tower™ easily shipped and assembled. Modular in heights of 1 meter each, up to 6 meters. They are priced slightly lower than the Tulips and made for more industrial uses.

Research and Development

We have been through several cycles of research and development, including computer simulation, patent development, and engineering. Our research and development activities are conducted mostly in the US, and some in Israel and the Netherlands, both internally and with the assistance of high-level external engineers, an academic institution, and engineering agencies to assure our products comply with applicable regulations. Research and development is an important ongoing activity as we are now developing new electronics and rooftop installation products.

Competition

We compete with other manufacturers of wind turbines, and other alternative energy providers such as solar technology. We believe that our turbines provide more than economic value for the customers-something that was often missing with other small turbines. Because we created so many innovative technologies, we believe that we compete more with the grid than with other small turbines, which we believe do not come close to us in terms of the many features we offer, such as low starting speed, high speed durability, bird friendliness, low noise, esthetics, and ability to cluster the turbines synergistically. Large turbines are more cost-effective but what counts for a consumer is the cost by the time it reaches them, and that is where we compete.

Marketing and Sales

We have built an in-house sales and marketing team to sell our turbines and charging stations directly and are seeking partnerships with resellers. We are exploring developing a leasing program similar to those commonly used in the solar industry.

We intend to focus marketing our wind turbines in selected markets in the United States and abroad characterized by high winds and high electricity prices, such as the east and west coasts of the United States, the Midwest, Hawaii and the North Sea and Baltic Sea adjacent countries in Europe. We intend to focus marketing our power stations in flat areas of Europe, such as the Netherlands, Belgium, Germany, and Denmark, and in other cities worldwide.

Manufacturing

We have begun manufacturing certain components and assembling certain products in our facility in Lubbock, Texas. We are starting to produce some of our own wind turbine electronics starting with charge controllers. We plan to develop this into a related business in which we sell our electronics to other wind turbine companies. We also outsource manufacturing and assembly to various manufacturers located in the Netherlands.

Employees

We currently have 14 full time and 7 part-time employees, and various contractors in the United States. Flower Turbines B.V., our Netherlands subsidiary, has two full-time employees and three part-time employees. We also use various independent contractors for engineering, project management, marketing, sales, and administrative services.

Government Regulation

We are subject to various federal, state, and foreign governmental regulations related to manufacturing, marketing and sale of our products, such as health and safety codes, environmental laws and zoning laws. In addition, the U.S. wind energy industry is significantly impacted by federal tax incentives, which have provided material incentives to develop wind energy generation facilities and thereby impact the demand for our products. One such federal government program is the production tax credit (“PTC”), which provides economic incentives to the owners of wind energy facilities in the form of a tax credit. Wind energy may not be economically viable in certain parts of the country absent such incentives. The increased demand for our products that generally results from the credits and incentives could be impacted by the expiration or curtailment of these programs.

Intellectual Property

We hold or license an aggregate of 41 patents, patent applications and provisional patent applications, issued by various jurisdictions, 18 of which are issued patents. We also own or license various domain names and trademarks or trademark applications, in various jurisdictions, which include “Flower Turbines”, “Flower Power”, “Tulip Power,” “Wind Tulip,” “Charge To Go,” “Bitulip,” “Tritulip”. We also hold various copyrights, as well as trade secrets related to the manufacturing and construction of our turbines. See “Risk Factors - Our intellectual property could be unenforceable or ineffective.”

Property

We lease office space at 2601 SE Loop 289, in Lubbock Texas, and warehouse space at RDM, Scheepsbouwweg 8, C4, Innovation Dock, 3089JW Rotterdam, Netherlands. We also lease a small office in Lawrence, New York.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2022 (the “2022 Annual Period”), and the twelve-month period ended December 31, 2023 (the “2023 Annual Period”). This discussion should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

Our predecessor-in-interest, Flower Turbines, LLC, was formed as a New York limited liability company on September 15, 2013, and converted into Flower Turbines, Inc., a Delaware corporation, on December 27, 2019. We develop and manufacture wind turbines.

Results of Operation

2022 Annual Period Compared to 2023 Annual Period

The following summarizes the results of our operations in 2023 as compared to 2022:

	2023	2022	$ Change
Net revenues	$312,307	$247,208	$65,099
Cost of net revenues	$(470,736)	$(573,805)	$103,069
Gross profit/(loss)	$(158,429)	$(326,597)	$168,168
Total Operating Expenses	$(3,225,476)	$(3,363,713)	$138,237
Loss from operations	$(3,383,905)	$(3,690,310)	$306,405
Total Other Income/(Expense)	$(13,573)	$(19,066)	$5,493
Net loss	$(3,397,478)	$(3,709,376)	$311,898
Foreign currency translation gain (loss)	$(111,827)	$5,980	$(117,807)
Other comprehensive loss	$(3,509,305)	$(3,703,396)	$194,091

Revenues

We had revenues from the sale of our turbines of $312,307 for the 2023 Annual Period, compared to $247,208 for the 2022 Annual Period.

Cost of Goods Sold

For the 2023 Annual Period our costs of goods sold was $470,735, compared to $573,805 for the 2022 Annual Period.  The decrease in cost of net revenues is primarily the result of our depletion of excess inventory during the 2023 Annual Period.

Gross Loss

For the 2023 Annual Period our gross loss was $158,429, compared to $326,597 for the 2022 Annual Period.

Operating Expenses

For the 2023 Annual Period, our total operating expenses were $3,225,476, consisting of $1,379,066 for research and development expenses, $481,254 for sales and marketing expenses, and $1,365,156 for general and administrative costs. For the 2022 Annual Period, our total operating expenses were $3,363,713, consisting of $789,919 for research and development expenses, $18,500 for sales and marketing expenses, and $2,555,294 for general and administrative costs.

Loss from Operations

For the 2023 Annual Period we had an operating loss of $3,383,905, compared to an operating loss of $3,690,310 for the 2022 Annual Period.

Other Income/Expenses

For the 2023 Annual Period, we had total other income and expenses of -$13,573, compared to other income and expense of -$19,066 for the 2022 Annual Period.

Net Loss

For the 2023 Annual Period we had a comprehensive net loss, after foreign currency losses, of $3,509,305, compared to a net loss of $3,709,376, for the 2022 Annual Period.

Going Concern

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations to meet our obligations, and/or obtaining additional financing from our shareholders or other sources, as may be required. We have incurred significant losses from inception which raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon management's ability to raise additional capital from the issuance of debt or the sale of stock, its ability to generate profitable sales of its products, and its ability to generate positive operational cash flow. We believe we will be able to continue sustaining the company as a going concern through the cash flow resulting from sales of our products, as well as seeking funds from crowdfunding offerings.

Cash Flows

As of December 31, 2023, we had cash in the amount of $9,025, as compared to $252,441 as of December 31, 2022.

	2023	2022	$ Change
Net cash used in operating activities	$(3,709,161)	$(3,868,618)	$159,457
Net cash used in investing activities	$467,877	$(727,475)	$1,195,352
Net cash provided by financing activities	$3,109,696	$2,491,876	$617,820

Cash used in operating activities was $3,709,161 in 2023, as compared to $3,868,618 in 2022.

Cash used by investing activities was $476,877 in 2023, as compared to $-727,475 in 2022, an increase of $1,195,352. The increase in 2023 is primarily due to the purchase of $487,226 in inventory during 2022, which was used in 2023, and the purchase of $152,797 in equipment during 2022, compared to the purchase of $19,349 during 2023.

Cash provided by financing activities was $3,109,696 in 2023, as compared to $2,491,876 in 2022, resulting from sales of securities in our various crowdfunding campaigns.

As of March 31, 2024, and excluding any future proceeds raised in our current Regulation CF offering, we had sufficient operating capital to fund our operations through September 2024.

We will incur significant additional costs in commercializing our products, including, but not limited to, in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern

Debt

In November 2019, Flower Turbines B.V., our subsidiary, entered into an unsecured loan agreement with Rabobank, pursuant to which two installments were advanced having in the aggregate principal amount of $56,135, and which matures in 84 months. This first advance was in the amount of $28,068, bears interest at 7.5% per annum, and requires monthly interest payments for 84 months with a final balloon payment on the maturity date. The second advance was in the amount of $28,067, bears interest at 7.5% per annum, requires interest only payments for the first 24 months, principal and interest payments of $468 for the next 60 months, with a final balloon payment on the maturity date. The total unpaid principal balances on the loans were $55,934 as of February 30, 2024.

Dr. Daniel Farb, our Chief Executive Officer and sole director, loaned us $7,000 in January 2023, which loan does not accrue interest and has no maturity date. Between October and December 2023, Dr. Farb loaned us an aggregate of $93,500 in various installments, which loan has no maturity date, and commences accruing interest in the amount of 10% per annum if not repaid by March I, 2024.

Plan of Operations

We are investing in the continued growth of our brand and are seeking to hit the following milestones during 2024:

•	Launch of small, medium, and large sized wind turbines in the United States.

•	Launch charging stations in the US market.
•	EU$500,000 in revenue from sales by Flower Turbines B.V., in the European Union.

•	US$500,000 in revenue from sales of small turbines in the United States.

•	US$1,000,000 in revenue from exports of turbines outside of the United States.
•	Increase concentration of sales in the EU time by adding salespeople and their support and outsourcing all production with drop shipping.
•	Developing projects to sell electricity as well as turbines.

The extent to which we will be able to complete the milestones outlined above is dependent upon the success of our marketing efforts and our utilization of cash.

ITEM 3.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
Dr. Mark Daniel Farb	Chief Executive Office, Chief Financial Officer, Secretary & Director	68	December 2019 – Present	Full Time
Warren Stoll	Chief Operating Officer	67	January 2022 - Present	Full Time

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Dr. Mark Daniel Farb, has served as our chief executive officer, chief financial officer, secretary and sole director, since our inception in December 2019. Prior thereto, Dr. Farb served as the Manager of our predecessor-in-interest, Flower Turbines LLC, since its founding in September 2014. In 2006, Dr. Farb founded Leviathan Energy, a group of renewable energy companies in Israel and the U.S. and has been serving as its sole officer and director since its founding. Both Leviathan Energy Hydroelectric and Leviathan Energy Wind Lotus, a predecessor of Flower Turbines, won the prestigious Eurogia label for their work. A strong believer in the importance of ecology and an avid hiker, Dr. Farb is a thought leader in the area of renewable energy. He has filed over 60 patents, written over 100 books, and his small wind invention, the Wind Tulip, a predecessor of our existing products, was featured at Bloomfield Science Museum in Jerusalem as one of Israel’s top 45 technologies in 2011. Flower Turbines Inc. was chosen by Pepperdine University Business School as among 30 finalists for the Most Fundable US Companies for 2020 out of 4500 companies researched.

Warren Stoll, has served as our Chief Operating Officer since May 2021. Prior to joining Flower Turbines, between June 2017 and May 2021, he served as Chief Executive Officer of Loan Time, a fintech platform for medical loans, and between September 2009 and June 2017, he served as an independent consultant assisting clients navigate the real estate market and the risks related to real estate investments. Throughout his career, Mr. Stoll has led a series of technology and real estate businesses. Beginning in 1979, Mr. Stoll raised venture capital for four start-ups, and led each company from inception to growth to a successful sale. In 1982, he founded Einstein software, which developed the Einstein word processor, which he subsequently sold to Microsoft. He has also located, analyzed, appraised, and negotiated the purchase and sale of numerous commercial properties. Mr. Stoll has a BA from CSUN and a JD from Southwestern School of Law. He is an avid fisherman, a devoted grandfather, and a champion chess player.

Compensation

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2023:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation	Total Compensation
Mark Daniel Farb	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$183,000	$0	$180,000
Warren Stoll	COO	$147,000	0	$147,000

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding common stock (which are our only voting securities) as of April 1, 2024, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable (1)	Percent of class
Common Stock	Dr. Mark Daniel Farb 240 Central Ave., IJ Lawrence, NY. 11559	7,311,000	250,000	67.9%
Common Stock	Warren Stoll 240 Central Ave., IJ Lawrence, NY. 11559	0	60,000	0.54%
Common Stock	All directors and officers as a group (2 persons)	7,311,000	310,000	68.43%

(1)	Includes stock options that are immediately exercisable for $7.00 per share.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Dr. Daniel Farb, our Chief Executive Officer and sole director, loaned us $7,000 in January 2023, which loan does not accrue interest and has no maturity date. Between October and December 2023, Dr. Farb loaned us an aggregate of $93,500 in various installments, which loan has no maturity date, and commences accruing interest in the amount of 10% per annum if not repaid by March 1, 2024.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

Flower Turbines, Inc.

A Delaware Corporation

Audited Consolidated Financial Statements

December 31, 2023 and 2022

Flower Turbines, Inc.

TABLE OF CONTENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Flower Turbines, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Flower Turbines, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023, and the related consolidated statements of operations and comprehensive income/ (loss), changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Flower Turbines, Inc. and Subsidiaries as of December 31, 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Flower Turbines, Inc. and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Prior Period Financial Statements

The financial statements of the Company as of and for the year ended December 31, 2022, were audited by other auditors whose report dated September 13, 2023 expressed an unmodified opinion on those statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Flower Turbines, Inc., and Subsidiaries’ ability to continue as a going concern for period of twelve months from the date of issuance of these financial statements.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Going Concern

As discussed in Note 3, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

San Diego, California

March 18 , 2024

FLOWER TURBINES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2023 and 2022

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$9,025	$252,441
Accounts receivable	300,547	123,909
Prepaid expenses	27,201	18,309
Inventory	594,206	438,364
Investments	-	487,226
Other assets	93,837	-
Funds held in escrow	293,447	-
Total Current Assets	1,318,264	1,320,249
Non-Current Assets:
Intangible assets, net	-	87,452
Right of use asset	44,130	99,434
Property and equipment, net	236,012	162,519
Total Non-Current Assets	280,142	349,405
TOTAL ASSETS	$1,598,405	$1,669,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$119,151	$98,444
Deferred revenue	191,929	239,864
Accrued expenses	215,777	46,899
Loan payable, related party	77,801	-
Right of use liability- current	38,178	49,605
Notes payable - current	4,269	3,962
Total Current Liabilities	647,105	438,774
Long-Term Liabilities:
Right of use liability- net of current	6,686	65,874
Loan payable	115,663	-
Notes payable - net of current	39,048	40,785
Total Long-Term Liabilities	161,396	106,659
Total Liabilities	808,502	545,433

Stockholders' Equity:
Common stock, $0.0001 par, 20,000,000 shares authorized, 10,250,354 and 9,975,566 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	1,025	998
Additional paid-in capital	13,570,427	10,395,467
Accumulated deficit	(12,620,018)	(9,222,540)
Accumulated other comprehensive gain/(loss)	(161,531)	(49,704)
Total Stockholders' Equity	789,904	1,124,221
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,598,405	$1,669,654

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

For the years ended December 31, 2023 and 2022

	Year Ended
	December 31,
	2023	2022
Net revenues	$312,307	$247,208
Cost of net revenues	(470,736)	(573,805)
Gross profit/(loss)	(158,429)	(326,597)

Operating Expenses:
General & administrative	1,365,156	2,555,294
Sales & marketing	481,254	18,500
Research and development	1,379,066	789,919
Total Operating Expenses	3,225,476	3,363,713
Loss from operations	(3,383,905)	(3,690,310)

Other Income/(Expense):
Interest expense	(21,376)	(4,902)
Interest income	(15,942)	-
Other income/(expense)	23,745	(14,164)
Total Other Income/(Expense)	(13,573)	(19,066)

Provision for income taxes	-	-
Net loss	(3,397,478)	(3,709,376)
Foreign currency translation gain (loss)	(111,827)	5,980
Other comprehensive loss	$(3,509,305)	$(3,703,396)

Basic and diluted net loss per share	$(0.34)	$(0.37)
Weighted average shares outstanding - basic and diluted	10,112,960	9,973,623

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2023 and 2022

	Common Stock
	Number of Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
Balance at December 31, 2021	9,971,680	$998	$10,223,395	$(5,513,164)	$(55,684)	$4,655,545
Issuance of shares - Regulation A, net of offering costs	3,886	-	172,072	-	-	172,072
Net loss	-	-	-	(3,709,376)	5,980	(3,703,396)
Balance at December 31, 2022	9,975,566	998	10,395,467	(9,222,540)	(49,704)	1,124,221
Issuance of shares - Regulation A, net of offering costs	274,788	27	3,033,298	-	-	3,033,325
Stock-based compensation	-	-	141,662	-	-	141,662
Net loss	-	-	-	(3,397,478)	(111,827)	(3,509,305)
Balance at December 31, 2023	10,250,354	$1,025	$13,570,427	$(12,620,018)	$(161,531)	$789,904

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2023 and 2022

	Year Ended
	December 31,
	2023	2022
Cash Flows From Operating Activities
Net loss	$(3,397,478)	$(3,709,376)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	148,971	30,858
Stock-based compensation	141,662	-
Inventory reserve change	-	344,362
Non-cash lease expense	(15,310)	16,045
Changes in operating assets and liabilities:
(Increase)/Decrease in prepaid expenses	(8,892)	60,245
(Increase)/Decrease in other assets	(93,837)	131,097
(Increase)/Decrease in Funds held in escrow	(293,447)	-
(Increase)/Decrease in inventory	(155,842)	(643,496)
(Increase)/Decrease in accounts receivable	(176,638)	9,242
Increase/(Decrease) in accounts payable	20,707	(183,205)
Increase/(Decrease) in accrued expenses	168,878	(17,342)
Increase/(Decrease) in deferred revenue	(47,935)	92,952
Net Cash Used In Operating Activities	(3,709,161)	(3,868,618)

Cash Flows From Investing Activities
Patent costs	-	(87,452)
Purchase of investments	-	(487,226)
Sale of investments	487,226	-
Purchase of property of equipment	(19,349)	(152,797)
Net Cash Provided by (Used In) Investing Activities	467,877	(727,475)

Cash Flows From Financing Activities
Proceeds from/(payments to) notes payable	(1,430)	(12,188)
Proceeds, net of repayments of loan payable, related party	77,801	-
Proceeds from issuance of stock	3,033,325	2,504,064
Net Cash Provided By Financing Activities	3,109,696	2,491,876

Cash effects of foreign currency translation loss	(111,827)	5,980
Net Change In Cash	(243,416)	(2,098,237)
Cash at Beginning of Year	252,441	2,350,678
Cash at End of Year	$9,025	$252,441

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$17,935	$4,902
Cash paid for income taxes	$-	$-

Supplemental Disclosure of Non-Cash Investing Activities:
Property and equipment purchased with loan	$115,000	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

NOTE 1: NATURE OF OPERATIONS

Flower Turbines, Inc. and subsidiary (collectively the “Company”), is a corporation formed under the laws of Delaware. The Company was originally incorporated as a New York limited liability company on September 25, 2013 under the name Flower Turbines, LLC. The LLC converted to a Delaware corporation on December 26, 2019. The Company develops unique designs for wind turbines. On March 27, 2019 Flower Turbines B.V. (the “Subsidiary”) was formed in the Netherlands. Flower Turbines B.V. was a 96% owned subsidiary of the Company and was formed for the sale, installation, and development of sustainable energy solutions inside Europe. During 2022, the Company purchased the remaining 4% interest in the subsidiary and the Company is now the sole owner.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). These consolidated financial statements include all accounts of Flower Turbines, Inc., along with its wholly owned subsidiary, Flower Turbines B.V. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  As of December 31, 2023 and 2022, the Company carried receivables of $358,012 and $147,196 and allowances of $57,465 and $23,287 against such, all respectively.

7

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

Inventory & Shipping and Handling Costs

Inventory is stated at the lower of cost or market and accounted for using the specific identification method. As of December 31, 2023 and 2022, the Company had $14,053 and $0 of inventory in transit, respectively and the remainder consisted of finished goods held for sale.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives (5 years). Property and equipment primarily consist of machinery and equipment. The Company’s property and equipment is assessed annually for indications of impairment. The Company’s property and equipment are recorded at costs of $326,860 and $194,780 and are presented net of accumulated depreciation of $90,848 and $32,261 as of December 31, 2023 and 2022, respectively. Depreciation expense of $61,519 and $30,858 were recorded for the years ended December 31, 2023 and 2022, respectively.

Deferred Offering Costs

The Company complies with the requirement of FASB ASC 340-10-S99-1. Prior to the completion of the offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of the offering. There were no deferred offerings costs capitalized to the balance sheet as of December 31, 2023 and 2022, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

8

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

The carrying amounts reported in the balance sheets approximate their fair value.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit- worthiness and has a policy to not carry a balance in excess of FDIC insurance limits.

Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited. As of December 31, 2023, the Company did not hold funds in excess of FDIC insurance limits.

Basic Income/(Loss) per Common Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Each product sold to a customer typically represents a distinct performance obligation. The Company satisfies its performance obligation and revenue is recorded at the point in time when products are installed as the Company has determined that this is the point that control transfers to the customer. The Company invoices customers upon delivery of the products, and payments from such customers are due upon invoicing.

9

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

66% and 75% of revenue came from 19 and 6 customers during the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, $191,929 and $239,864 of deferred revenue were recorded, respectively. The $239,864 of deferred revenue was recognized as revenue in the year ended December 31, 2023. Revenues are recognized on these arrangements after the units are produced and fulfilled to the customers, and all other revenue recognition criteria are achieved. Substantially, all revenue recorded for the years ended December 31, 2023 and 2022 were for sales through the subsidiary.

Research and Development

The Company expenses research and development costs when incurred.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

From its inception until December 26, 2019, at which time the LLC was converted to a corporation, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

10

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

For the period after the December 26, 2019 conversion to a corporation, the Company was taxed as a corporation. The Company estimates it will have a net operating loss carryforward of $7,837,534 as of December 31, 2023. The Company pays federal and New York income taxes at a combined effective rate of approximately 26% and has used this effective rate to derive a net deferred tax asset of $2,037,759 as of December 31, 2023, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero, there was no net operating loss recorded for December 31, 2023. The 2023 tax returns have not yet been filed as of the issuance of these consolidated financial statements. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency for the Subsidiary is its local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. At December 31, 2023 and 2022, the foreign currency translation gain/(loss) was ($111,827) and $5,980, respectively.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of net assets. Accordingly, prior periods have not been restated to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on net assets.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company’s balance sheet as of January 1, 2022.

11

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

Stock Based Compensation

 Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Recent Accounting Pronouncements

ASC 326 refers to Accounting Standards Codification (ASC) Topic 326, which addresses the impairment of financial assets. This standard, also known as the Current Expected Credit Loss (CECL) model, was issued by the Financial Accounting Standards Board (FASB) to replace the previous "incurred loss" model. ASC 326 requires entities to estimate expected credit losses over the life of financial instruments such as loans, bonds, and trade receivables, based on historical experience, current conditions, and reasonable forecasts. It aims to provide more timely recognition of credit losses and enhance transparency in financial reporting. The implementation of ASC 326 has significant implications for financial institutions and other entities holding financial assets.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits since inception, has sustained losses of $3,397,478 and $3,709,376 for the years ended December 31, 2023 and 2022, respectively, and has negative cash flows from operations for the years ended December 31, 2023 and 2022, respectively and the Company is reliant on continual financing.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to utilize existing fundraising capital to increase sales and obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy it liquidity needs through its Regulation A offering in 2023 and increasing its sales. No assurance can be given that the Company will be successful in these efforts. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS’ EQUITY

Capital Structure

The Company was originally incorporated as a New York limited liability company. The membership interests in such and associated members’ equity were applied to stockholders’ equity and the members were issued common stock in the corporation in exchange for their membership interests in the LLC. Upon conversion to a Delaware corporation in December 2019, the Company authorized 2,500,000 shares of common stock at $0.0001 par value. During 2021, the Company executed a 10-1 stock split and amended it’s Articles of Incorporation increasing its authorized shares to 20,000,000. As of December 31, 2023 and 2022, 10,250,354 and 9,975,566 shares of common stock were issued and outstanding, respectively.

12

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

Stock Transactions

In 2022, the Company had raised $172,072 in net proceeds through issuance of its common stock pursuant to an offering under Regulation A, where 3,886 shares were issued at $51.27 per share.

In 2023, the Company had raised $3,033,298 in net proceeds through issuance of its common stock pursuant to an offering under Regulation A, where 274,788 shares were issued at $11.04 per share.

As of December 31, 2023 and 2022, there was $293,447 and $0 of funds held in escrow, respectively, related to these issuances.

Options

During the year ended December 31, 2021, the Company issued 800,000 options that had no intrinsic value, and as such, no expense was recorded. As of June 2022, the individual is no longer entitled to the 100,000 shares, as the company has forfeited its rights to them.

2020 Incentive Stock Plan

The Company has adopted a 2020 Omnibus Incentive Stock Plan (the “Plan”). An aggregate of 78,000 shares of the Company’s common stock is reserved for issuance and available for awards under the 2020 Plan, including incentive stock options granted under the 2020 Plan. The 2020 Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates.

	Options	Weighted Average Exercise Price
Outstanding as of December 31, 2022	70,000	70.00
Granted	4,700	12.00
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2023	74,700	$64.05

Exercisable at December 31, 2023	31,700	$70.00
Exercisable at December 31, 2022	15,400	$70.00

Weighted average duration (years) to expiration of outstanding options at December 31, 2023	7.8

13

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

The assumptions utilized for option grants during the years ended December 31, 2023 and 2022 are as follows:

	Year Ended
	December 31,
	2023	2022
Risk-free interest rate	1.30%-4.01%	n/a
Expected term (in years)	5.5	n/a
Expected volatility	65.25%	n/a
Expected dividend yield	0%	n/a

The total grant-date fair value of the options granted during the years ended December 31, 2023 was $260,326. During the year ended December 31, 2023 and 2022, $141,662 and $0 of stock-based compensation was recorded to general and administrative expenses, in the consolidated statements of operations. Total unrecognized compensation cost related to non-vested stock option awards as of December 31, 2023 amounted to $88,040 and will be recognized over a weighted average period of 2.58 years.

NOTE 5: OPERATING LEASES

On March 1, 2022, the Company entered into a 36-month lease agreement for office space. The lease requires escalating monthly lease payments ranging from $2,955 to $3,076. Lease expense for the year ended December 31, 2023 totaled $30,658.

The following is a schedule of operating lease liability as of December 31, 2023:

2024	$40,124
2025	6,708
Total undiscounted cash flows	46,833
Unamortized interest	(1,968)
Present value of lease liability	$44,864

Lease liability, current	$38,178
Lease liability, non-current	6,686
Present value of lease liability	$44,864

NOTE 6: RELATED PARTY TRANSACTIONS

The founder of the Company was paid $0 and $10,000 for consultant services for the year ended December 31, 2023 and 2022, respectively.

In 2023, the founder advanced the Company an aggregate of $98,500, and was repaid $20,699. As of December 31, 2023, the remaining balance was $77,801. The loans are unsecured, non-interest bearing and due on demand.

14

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

NOTE 7:  LOANS PAYABLE

On November 4, 2019 the Subsidiary entered into a loan agreement with a bank for total principal of $56,134. Loan A is for principal of $28,068 and bears interest at 7.5%. The loan requires monthly interest payments for 84 months with a final balloon payment on the maturity date. Loan B is for principal of $28,067, bears interest at a 7.5% fixed rate. The loan requires interest only payments for the first 24 months, followed by principal and interest payments of $468 for the next 60 months, followed by a balloon payment on the last day of the loans. Loans A and B are unsecured. Interest expense for these loans totaled $3,183 and $4,902 the years ending December 31, 2023 and 2022, respectively. Accrued interest payable totaled $0 for the years ended December 31, 2023 and 2022. Total unpaid principal balance, after translated to US Dollars, was $43,317 and $44,746 as of December 31, 2023 and 2022, respectively.

Future minimum principal payments under the loans are as follows as of December 31:

2024	4,269
2025	4,601
2026	4,905
2027	5,285
Therafter	31,065
Total	$43,317

In April 2023, the Company purchased equipment via an equipment financing loan. The Company is required to make monthly payments, including principal and interest, of $1,946. As of December 31, 2023, the outstanding balance was $115,663.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this standard during the current period.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

15

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2023 and 2022

NOTE 10: SUBSEQUENT EVENTS

Management’s Evaluation

The Company has evaluated subsequent events through March 18, 2024, the date the consolidated financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure other than those below.

The Company has raised $280,000 in net proceeds from stock issued in 2024.

NOTE 11: UNAUDITED SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2023, through April 9, 2024, which is the issuance date of these financial statements. No events or transactions occurred during this time which would have a material effect on these financial statements.

16

ITEM 8. EXHIBITS

2.1	Certificate of Incorporation (1)

2.2	First Amendment to Certificate of Incorporation (2)

2.3	Bylaws (3)

6.1	License Agreement with Dr. Mark Daniel Farb (4)

6.2	Stock Option Plan (5)

6.3	Employment Agreement with Dr. Mark Daniel Farb (6)

6.4	Employment Agreement with Warren Stoll. (7)

6.5	Quotation Agreement (8)

11	Consent of Auditor (9)

1.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex2-1.htm.
2.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex2-2.htm.
3.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex2-3.htm.
4.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-1.htm.
5.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-2.htm.
6.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-3.htm.
7.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A Commission File No. 024-11330) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-4.htm.
8.	Filed as an exhibit to the Flower Turbines, Inc. Regulation A Offering Statement on Form 1-A Commission File No. 024-11330) and incorporated herein by reference. Available athttps://www.sec.gov/Archives/edgar/data/1739997/000110465923007524/tm2229852d2_ex6-5.htm.
9.	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrence, NY., on April 10, 2024.

FLOWER TURBINES, INC.

By	/s/ Mark Daniel Farb
	Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

	Dated:	April 10, 2024